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                                                                   Exhibit 23.2

                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 (No. 33-00000) for the registration of 9,242,277 shares of Peabody Energy Corporation common stock, Post-effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-85564), Post-effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-84174), and related combined Prospectus of Peabody Energy Corporation relating to 11,255,661 shares of its common stock, and to the incorporation by reference therein of our report dated January 19, 2002, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation included in its Annual Report (Form 10-K) for the nine months ended December 31, 2001, filed with the Securities and Exchange Commission.



St. Louis, Missouri
January 14, 2003